EXHIBIT 99.1

TO:	Denbury Shareholders

FROM:	Denbury Resources Inc.

DATE:	May 6, 2009

SUBJECT:	2004 Omnibus Stock and Incentive Plan (the “Plan”)
          As you are aware, the Board of Directors of the Company is submitting a proposal to increase the number of shares that may be used under the 2004 Omnibus Stock and Incentive Plan (the “Plan”) to the Company’s shareholders for approval at the annual meeting to be held May 13, 2009.
          In connection with that proposal, the Company has reviewed the Riskmetrics Group’s (formerly ISS) report regarding that proposal and is aware of a specific provision of the Plan that is of concern to the Riskmetrics Group and certain shareholders.
          Section 5 of the Plan, “Grant of Options,” contains the following provision:
     (d) The Committee may at any time offer to buy out for a payment in cash, an Option previously granted, based on such terms and conditions as the Committee shall establish and as communicated to the Holder by the Administrator at the time that such offer is made.
          This provision is designed to maintain flexibility in providing the economic benefit of an option award to a participant in the Plan by means other than the exercise of the option. The ability to buyout an option might be desirable, for example, in negotiating the treatment of outstanding options in a change of control transaction. It is not intended to provide a mechanism for the Compensation Committee to buyout an option in order to “reprice” an already outstanding option. As our common stock is listed on the NYSE, the rules of the NYSE prohibit option repricing without shareholder approval.
          Although we do not interpret the buyout provision in the context of the entire Plan as allowing the committee to reprice options, we would like to address the concerns of shareholders and clarify the language as it is not our intent to reprice options. To clarify this position, the Board of Directors of the Company have modified Section 5(d) of the Plan to specify that it cannot be used to violate NYSE prohibition on repricing options without shareholder approval. The modified provision reads as follows (new language underlined), which we believe clarifies the intent of this provision:

(d) The Committee may at any time offer to buy out for a payment in cash, an Option previously granted, based on such terms and conditions as the Committee shall establish and as communicated to the Holder by the Administrator at the time that such offer is made, provided that no such offer or payment may be made in a manner that would violate the prohibition of the New York Stock Exchange (or other national securities exchange upon which the Company’s securities are listed for trading) against the repricing of “underwater” options (options with an exercise price above the then-current price of the Company’s common stock on the NYSE) without shareholder approval.
If you have any questions regarding the Plan or provisions of the Plan, please contact Phil Rykhoek at 972-673-2050. Thank you for your consideration.
/s/ Phil Rykhoek
Senior Vice President, Chief Financial Officer and Secretary

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